CERTIFICATE OF INCORPORATION ON RE-REGISTRATION OF A PRIVATE COMPANY AS A PUBLIC COMPANY

Company No. 9525594

The Registrar of Companies for England/Wales hereby certifies that

TRANSDIGM UK HOLDINGS LIMITED

formerly registered as a private company has this day been re-registered under the Companies Act 2006 as a public company under the name of

TRANSDIGM UK HOLDINGS PLC

and that the company is limited by shares.

Its registered office is situated in England/Wales.

Given at Companies House on 23rd April 2018

Companies House

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES